    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2001

                                           REGISTRATION STATEMENT NO. 333-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CELL PATHWAYS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                             23-2969600
           (STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
           INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

                              702 ELECTRONIC DRIVE
                          HORSHAM, PENNSYLVANIA 19044
                                 (215) 706-3800
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           MARTHA E. MANNING, ESQUIRE
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              CELL PATHWAYS, INC.
                              702 ELECTRONIC DRIVE
                          HORSHAM, PENNSYLVANIA 19044
                                 (215) 706-3800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                          STEPHEN A. JANNETTA, ESQUIRE
                          MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                     PHILADELPHIA, PENNSYLVANIA 19103-2921
                                 (215) 963-5000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest investment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] ______

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM AGGREGATE
                SHARES TO BE REGISTERED                          OFFERING PRICE(1)           AMOUNT OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(2)...............            $25,000,000                        $6,250
--------------------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(o) under the Securities Act.

(2) Includes rights to purchase shares of our Series A Junior Participating Stock pursuant to our Preferred Stock Purchase Rights Plan. No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the common stock.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED OR SUPPLEMENTED. WE MAY NOT SELL ANY OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT THAT WE HAVE FILED TO COVER THE SECURITIES HAS BECOME EFFECTIVE UNDER THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES, NOR IS IT A SOLICITATION OF AN OFFER TO BUY THE SECURITIES, IN ANY STATE WHERE AN OFFER OR SALE OF THE SECURITIES IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2001

PROSPECTUS

                              CELL PATHWAYS, INC.

                                  $25,000,000

                                  COMMON STOCK

     This prospectus will allow us to issue, from time to time in one or more offerings, up to $25,000,000 in the aggregate of our common stock. This means:

     - we will provide a prospectus supplement each time we issue common stock;

     - the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document; and

     - you should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is traded on the Nasdaq National Market under the symbol "CLPA." On February 6, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $6.656 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF RISKS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 2001.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF
GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS
HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO
SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK OFFERED HEREBY IN
ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS
NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS
SINCE THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                   PROSPECTUS

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                                                              ----
ABOUT THIS PROSPECTUS.......................................    3
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................    3
FORWARD-LOOKING STATEMENTS..................................    4
RISK FACTORS................................................    5
ABOUT CELL PATHWAYS.........................................   16
USE OF PROCEEDS.............................................   16
PLAN OF DISTRIBUTION........................................   16
LEGAL MATTERS...............................................   17
EXPERTS.....................................................   17

                             ABOUT THIS PROSPECTUS

     This prospectus describes certain securities of Cell Pathways, Inc. We sometimes refer to Cell Pathways, along with its subsidiaries and affiliates, using the words "we," "our" or "us" or as the "Company." This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process, which allows us to offer the common stock in one or more offerings.

     For each offering of the common stock described in this prospectus, we will attach a supplement to this prospectus containing specific information about the terms of the offering it describes. The supplements may also add, update or change information contained in this prospectus. In addition, as we describe below in the section entitled "Where You Can Find Additional Information," we have filed and plan to continue to file other documents with the SEC that contain information about us.

     Before you decide whether to invest in the common stock, you should read this prospectus, the applicable prospectus supplement, and the information we otherwise file with the SEC.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are required by federal securities laws to file certain information with the SEC. You can access this material on the SEC's Internet website at http://www.sec.gov. You can also read and copy this material at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for information on how the public reference room operates. In addition, the common stock is included for listing in the Nasdaq National Market, and you can obtain our reports, proxy statements and other information about us at the offices of The Nasdaq Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

     We will also send you copies of the material we file with the SEC, free of charge, upon your request. Please call or write our Investor Relations department at:

        702 Electronic Drive
        Horsham, Pennsylvania 19044
        Telephone No.: (215) 706-3800

     The SEC allows us to "incorporate by reference" into this prospectus certain important information about us. This means that the information in this prospectus and any prospectus supplement may not be complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supercede the current information in, and incorporated by reference in, this prospectus and any prospectus supplement.

     We incorporate by reference the documents listed below, and any other documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the offering described in this prospectus is completed:

          (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

          (b) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

          (c) Our current report on Form 8-K filed with the SEC on September 29, 2000;

          (d) The description of our common stock contained in our Registration Statement on Form 8-A registering the common stock under Section 12 of the Securities Exchange Act of 1934; and

          (e) The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A registering the preferred stock purchase rights under Section 12 of the Securities Exchange Act of 1934.

     This prospectus is part of our "shelf" registration statement on Form S-3 filed with the SEC under the Securities Act to register the common stock offered by this prospectus and any supplements. As permitted by the SEC, not all of the information in the registration statement appears in this prospectus or will appear in any supplement. For more detail, you can read the entire registration statement, and all of the exhibits filed with it, at the SEC's offices or website as described above.

     You should rely on the information that is in this prospectus and its supplements, or incorporated by reference. You should not, however, assume that the information that appears directly in this prospectus, or any supplement, is accurate or complete as of any date other than the date on the front cover of the document.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors, the absence of approved products; history of operating losses and the need for further financing; early stage of development; the costs, delays and uncertainties inherent in basic pharmaceutical research, drug development, clinical trials and the regulatory approval process, with respect to both our current product candidates and our future product candidates, if any; dependence on the development and market acceptance of Aptosyn(TM) (exisulind) for one or more significant disease indications; limitations on, or absence of, the predictive value of data obtained in laboratory tests, animal models and human clinical trials when planning additional steps in product development; uncertainty of obtaining regulatory approval of any compound for any disease indication; uncertainty and adversity arising from the action of the U.S. Food and Drug Administration, or FDA, in issuing a "not approvable" letter with respect to the New Drug Application, or NDA, submitted for Aptosyn(TM) for the orphan drug condition of familial adenomatous polyposis, or FAP, a rare disease that puts those afflicted at high risk of developing colon cancer; the timing and scope of any approval which might be received for any compound for any indication in the future; the volitility of the market price of our common stock; the risk of our pending class action securities litigation; acceptance of any product candidates by providers of healthcare reimbursement; the validity, scope and enforceability of patents; the actions of competitors; the pace of technicological changes in the biopharmaceutical industry; dependence upon third parties; potential product liability claims; and availability of insurance.

     These and other risks are detailed in our reports and registration statements filed from time to time under the Securities Act and/or the Securities Exchange Act, including in the sections entitled "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Other Events" in the Company's annual report on Form 10-K for the year ended December 31, 1999, and in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed in 2000, as well as in the registration statements on Form S-3 as we may file from time to time. You are encouraged to read these filings as they are made. They are available over the Internet from the SEC in its EDGAR database at http://www.sec.gov.

     Given the uncertainties affecting pharmaceutical companies in the development stage, current and prospective investors are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. No forward-looking statement can be guaranteed; actual future results may vary materially. Both forward-looking statements and statements of historic fact must be understood in the context of the risks referred to above which characterize the Company's development-stage business. The Company undertakes no obligation to update or revise the statements made herein or the risk factors that may relate thereto.

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors and the other information included in this prospectus, including the documents incorporated by reference in this prospectus, before deciding to invest in the common stock.

WE HAVE A HISTORY OF NET LOSSES AND MAY NEVER BECOME PROFITABLE.

     We are a development-stage pharmaceutical company. Our business has experienced significant operating losses since its inception in 1990. We have not received any revenue from the sale of products and none of our product candidates have been approved for marketing. As of September 30, 2000, we had an accumulated deficit of approximately $86.1 million. We expect to incur additional operating losses for at least the next several years and expect cumulative losses to increase substantially as research and development efforts and preclinical and clinical testing expand. If we succeed in obtaining marketing approval for any of our product candidates, we will incur significant manufacturing and marketing costs. Among other things, our ability to achieve profitability is dependent on our ability, alone or with others, to:

     - successfully complete the development of our product candidates;

     - obtain the required regulatory approvals;

     - successfully manufacture and market, or have others successfully manufacture and market, our product candidates; and

     - gain market acceptance for our product candidates.

     We may never achieve profitability.

     WE ARE AT AN EARLY STAGE OF DEVELOPMENT, AND HAVE NO PRODUCTS APPROVED FOR SALE; ONLY TWO OF OUR PRODUCT CANDIDATES HAVE BEEN SUBJECT TO CLINICAL STUDIES, AND THE FDA HAS ISSUED A "NOT APPROVABLE" LETTER WITH RESPECT TO OUR NEW DRUG APPLICATION, OR NDA, FOR USE OF APTOSYN(TM) (EXISULIND) IN FAMILIAL ADENOMATOUS POLYPOSIS, OR FAP; OUR LONG-TERM VIABILITY WILL BE IMPAIRED IF WE ARE UNABLE TO OBTAIN REGULATORY APPROVAL FOR, OR SUCCESSFULLY MARKET, OUR PRODUCT CANDIDATES.

     We have only two product candidates that have been subject to clinical trials: Aptosyn(TM) and CP 461. Our business is significantly dependent upon the successful development and approval of these product candidates for one or more cancerous or precancerous disease conditions.

     The first disease condition for which we have been clinically testing Aptosyn(TM) is FAP an inherited disease characterized by the development of hundreds to thousands of polyps in the colon and the progression of colon cancer if left untreated. In August 1999, we submitted a NDA to the FDA for Aptosyn(TM) in the treatment of FAP. On September 25, 2000 the FDA issued a "not approvable" letter noting deficiencies and finding that the information presented as to the safety and efficacy of Aptosyn(TM) for the treatment of FAP was inadequate.

     We have notified the FDA that we intend to amend the NDA and meet with the FDA to discuss the deficiencies noted and the need for additional data, including the possible requirements for additional clinical data. If the FDA requires that we conduct additional clinical trials, we may have difficulty enrolling sufficient patients that meet the study eligibility criteria. Even if we conduct additional clinical trials, we cannot be sure that we will be able to provide the FDA with the information it requires, or that the FDA will ever approve the NDA for FAP. The approval of Celebrex(R) (celecoxib), a commercially available drug marketed by G.D. Searle, Ltd., for use in FAP patients may make it more difficult for us to achieve regulatory approval of Aptosyn(TM) for use in FAP.

     Even if the FDA were to approve the NDA for FAP, the commercial potential of Aptosyn(TM) would be limited, because persons with FAP represent only a relatively small market.

     In order to market Aptosyn(TM) for other indications, it will be necessary for us to file NDAs for the additional indications. However, in order to receive FDA approval to market the drug for each indication, we must successfully complete lengthy clinical trials demonstrating the safety and efficacy of the drug for that particular indication. We may not successfully complete these clinical trials or receive appropriate regulatory approval. If we are not able to obtain FDA approval for any indication with substantial market potential, our ability to ever become profitable would be impaired.

     We are conducting early-stage clinical trials of CP 461. These clinical trials may fail to yield data that are favorable or useful for purposes of further developing this product candidate and ultimately seeking regulatory approval for marketing it. We have not developed any other compound to the extent necessary to commence clinical trials.

     Preclinical and clinical studies of our product candidates may not display the safety and efficacy necessary to obtain regulatory approvals. Drug development is a highly uncertain process. Pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in earlier trials. Data obtained from tests are susceptible to varying interpretations which may delay, limit or prevent regulatory approval. Regulatory authorities may refuse or delay approval as a result of many other factors, including changes in regulatory policy during the period of product development. Product candidates that appear to be promising at earlier stages of development may not reach the market or be marketed successfully for a number of reasons, including the following:

     - researchers may find during later preclinical testing or clinical trials that the product candidate is ineffective or has harmful side effects;

     - variability in the number and types of patients available for clinical studies;

     - new information about the mechanisms by which a drug candidate works may adversely affect its development;

     - the product candidate may fail to receive necessary regulatory approval or clearance;

     - the product candidate may be too difficult to manufacture on a large scale;

     - the product candidate may be too expensive to manufacture or market;

     - the product candidate may not achieve broad market acceptance;

     - others may hold proprietary rights that will prevent the product candidate from being marketed; or

     - others may market equivalent or superior products.

     Our ability to market Aptosyn(TM) in a disease indication is dependent on our ability to provide the FDA with sufficient data to support approval of an NDA for that disease indication. We cannot assure that we will ever be able to provide such information. With respect to CP 461, and any other compound that we may decide to develop, development may not be complete and marketing of such product candidates may not occur for at least several years, if at all. We have limited experience in managing clinical trials, and delays or terminations of clinical trials we undertake in the future could impair our development of product candidates. Delays or terminations could result from a number of factors, including stringent enrollment criteria, slow rate of enrollment, size of the patient population and geographical considerations.

     One area of our focus, cancer prevention, is not thoroughly understood. With limited exceptions, the FDA has not approved any drug for the prevention of precancerous lesions or cancer. The FDA sometimes revises its views as to the prerequisites for drug approvals in these areas, and such revisions could adversely affect our programs. The FDA may require that a drug candidate intended to treat precancerous lesions or prevent cancer be shown to be effective not only in reducing precancerous lesions or other precancerous symptoms, but also in preventing actual cancer, which may require clinical trials following large numbers of patients over longer periods of time.

     We and our collaborators may not succeed in our research and product development efforts and we may not be successful in marketing any approved products. Moreover, after commercial introduction of a new product, discovery of problems through adverse event reporting could result in restrictions on the product, including recall or withdrawal from the market and, in certain cases, civil or criminal penalties resulting from actions by regulatory authorities or damages from product liability judgments. If we are unable to complete clinical trials, obtain regulatory approval or successfully market our products, our long-term viability will be threatened.

OUR BUSINESS WILL BE HARMED IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS.

     We believe that our available cash will be sufficient to fund operations into the second half of 2002, and we will need to raise substantial additional funds to continue our business activities. Among other things, we anticipate that we will devote expenditures to the following:

     - additional clinical studies relating to Aptosyn(TM) in connection with our attempt to obtain FDA approval of Aptosyn(TM) in one or more cancerous or precancerous disease indications;

     - additional clinical trials for CP 461;

     - preclinical studies and clinical trials relating to additional compounds for cancerous and precancerous disease conditions;

     - regulatory approval processes;

     - production of product candidates for clinical trials;

     - basic research; and

     - establishment of sales, marketing and distribution capabilities.

     The amount of capital we may need depends on many factors, including:

     - whether the FDA approves the NDA for Aptosyn(TM) for the FAP indication;

     - whether the FDA approves any future NDA for Aptosyn(TM) with regard to any other indication;

     - the progress of our research and development programs;

     - the progress of preclinical testing;

     - the progress of clinical testing for CP 461;

     - the time and costs involved in obtaining regulatory approvals;

     - the costs relating to patents and other intellectual property;

     - our ability to establish collaborative arrangements;

     - the effect of any changes or development in our existing collaborative relationships;

     - the effect of competing technological and market developments; and

     - our ability to successfully commercialize an approved product candidate.

     We do not know whether additional financing will be available on acceptable terms when needed. We may seek to raise funds through public or private equity offerings or debt financings or through corporate collaborations and licensing arrangements.

     If we raise additional capital by issuing equity securities, including any common stock covered by this prospectus, our stockholders' percentage ownership will be reduced, and our stockholders may experience substantial dilution. Any equity securities issued may also provide rights, privileges or preferences superior to the common stock. If we raise additional funds by issuing debt securities, we may be subject to significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

     If adequate funds are not available on acceptable terms, our ability to fund our operations, develop products or technologies or otherwise respond to competitive pressures could be significantly delayed or limited and we may have to reduce or cease our operations. If additional funds become available, there can be no assurance that we can accurately predict the time and costs required to complete development programs or that we will not substantially exceed our budgets or that revenue forecasts, if made, will not prove inaccurate.

THE EXERCISE OF OUTSTANDING WARRANTS AND STOCK OPTIONS COULD CAUSE SUBSTANTIAL DILUTION.

     As of December 31, 2000, our outstanding equity securities included:

     - warrants to purchase 4,503,249 shares of our common stock for an exercise price of $12.00 per share; and

     - options, exercisable at various exercise prices between $0.32 and $49.88, to purchase 3,415,887 shares of common stock.

     Investors in our common stock could experience substantial dilution of their investment if these warrants and options are exercised.

FUTURE SALES OF SHARES MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

     If shareholders sell a substantial number of shares of our common stock in the public market, or investors perceive that these sales might occur, the market price of our common stock could decrease. Such a decrease could make it difficult for us to raise capital by selling our stock. To the extent additional shares of capital stock are issued, investors purchasing our common stock or securities convertible into common stock may incur additional dilution.

OUR BUSINESS MAY BE HARMED BY PENDING LITIGATION.

     Following our announcement on February 1, 1999 that we anticipated a delay in filing the NDA for Aptosyn(TM) for FAP, five stockholder class actions were filed against us and certain of our officers and directors. These actions were consolidated into one action and, in June 1999, a consolidated amended complaint was filed on behalf of a class of all purchasers of our common stock between October 7, 1998 and February 2, 1999. The complaint alleged that we violated antifraud and other provisions of the federal securities laws by making materially false and misleading statements relating to, among other things, the progress of our clinical trials. This action is in preliminary stages and is pending in the United States District Court for the Eastern District of Pennsylvania. We filed a motion to dismiss the complaint, which motion has been denied by the District Court. Our request to the United States Third Circuit Court of Appeals to review the District Court's denial of our motion to dismiss was denied by the Circuit Court. On December 29, 2000, the Circuit Court entered, on its own motion, a scheduling order requiring that the parties are to complete all discovery by April 9, 2001. While we are vigorously defending the litigation, we cannot be sure that we will prevail. The costs of this litigation, particularly if a judgment is rendered in favor of the plaintiffs, may be harmful to our business.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, OR TO AVOID INFRINGING THE RIGHTS OF OTHERS, OUR ABILITY TO COMPETE EFFECTIVELY WILL BE IMPAIRED.

     Our intellectual property consists of patents, licenses, trade secrets and trademarks. Our success depends in part on our ability to:

     - obtain and maintain patents and other intellectual property;

     - establish and maintain trademarks;

     - maintain our trade secrets;

     - operate without infringing the proprietary rights of others; and

     - otherwise maintain adequate protection of our intellectual property for our technologies and products in the United States and other countries.

     We have several patents and pending United States patent applications relating to the therapeutic uses of Aptosyn(TM). However, the composition of matter patent for Aptosyn(TM), which is desirable because it gives patent protection for a drug's chemical compound, is not available because Aptosyn(TM) was described in scientific and patent literature over 20 years ago. Therefore, if clinical uses of Aptosyn(TM) are discovered beyond those covered by our patent claims, we may not be able to enforce our patent rights against companies marketing the compound with respect to these other clinical uses. In general, patent protection currently lasts only approximately 17-20 years, depending on the filing date of the patent application, the issuance date of the patent and, sometimes, the time required for FDA approval. However, it can take many more years than offered by patent protection to transform a drug discovery through testing and development into a commercially viable product. Moreover, patent applications filed by us or on our behalf may not result in patents being issued to us. Even if a patent is issued, the patent may not afford protection against competitors with similar technology. Others may independently develop similar technologies or duplicate our technology. It is possible that before any of our potential product candidates can be commercialized, the related patents may expire, or remain in existence for only a short period following commercialization, thus reducing the advantage of the patent.

     Our commercial success depends in part on avoiding infringing patents and proprietary rights of third parties and developing and maintaining a proprietary position with regard to our own technologies and product candidates. The patent positions of pharmaceutical companies, including our patent position, involve complex legal and factual questions. Whether a company will be able to enforce its patent cannot always be predicted with certainty. Even if we obtain patents, we may lose part or all of them as a result of challenges by competitors. We cannot be sure that relevant patents have not been issued, or that relevant publications or actions by others have not occurred, that could block our ability to obtain patents or to operate as we would like. Others may develop similar technologies or duplicate technologies that we have developed or claim that we are infringing their patents. As a result of these factors, we may need to obtain patent licenses from others. However, we may be unable to obtain patent licenses on acceptable terms. Moreover, our rights under any patent licenses depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

     Extensive litigation regarding patents and other intellectual property rights characterizes our industry. We may become involved in litigation or interference proceedings declared by the United States Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the United States. If any of our competitors have filed patent applications or obtained patents that claim inventions that we also claim, we may have to participate in an interference proceeding to determine priority of invention and, therefore, who has the right to a patent for these inventions or discoveries in the United States. If a litigation or interference proceeding is initiated, we may have to spend significant amounts of time and money to defend our intellectual property rights or to defend infringement claims of others. Litigation or interference proceedings could divert our management time and effort. Even unsuccessful claims against us could result in significant legal fees and other expenses, diversion of management time and disruption in our business. Any of these events could harm our ability to compete and adversely affect our business.

     An adverse ruling arising out of any intellectual property dispute could invalidate or diminish our intellectual property position. An adverse ruling could also subject us to significant liability for damages, prevent us from using processes or products, or require us to license disputed rights from third parties. Costs associated with licensing arrangements entered into to resolve litigation or an interference may be substantial and could include ongoing royalties. We may not be able to obtain any necessary licenses on satisfactory terms.

     In addition, we rely on trade secrets to protect technology. We attempt to protect our proprietary technology by requiring our employees to execute confidentiality and assignment of invention agreements. We also require our consultants and certain contractors to execute confidentiality agreements. However, these agreements could be breached and, in the event they are breached, our remedies may be inadequate. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. Our business requires the use of consultants and research collaborators in connection with the development of our product candidates. These arrangements involve the exposure of our trade secrets to the scrutiny of others, which increases the risk that we may lose our trade secrets. If we lose any of our trade secrets, our business and ability to compete could be harmed.

WE MAY NOT BE ABLE TO KEEP PACE WITH TECHNOLOGICAL CHANGES IN THE
BIOPHARMACEUTICAL INDUSTRY, WHICH MAY PREVENT US FROM COMMERCIALIZING OUR PRODUCT CANDIDATES.

     Our business is characterized by extensive research efforts and rapid technological progress. New developments in molecular biology, medicinal chemistry and other fields of biology and chemistry are expected to continue at a rapid pace in both industry and academia. Research and discoveries by others may render some or all of our programs or product candidates non-competitive or obsolete. Our business strategy is based, in part, upon the application of our technology platform to discover and develop pharmaceutical products to prevent cancer or treat cancer through the use of selective apoptosis, which means causing cell death in precancerous and cancerous cells. This strategy is subject to the risks inherent in the development of new products using new and emerging technologies and approaches.

     Unforeseen problems may develop with our technologies or applications. We may not be able to successfully address technological challenges that we encounter in our research and development programs and may not ultimately develop commercially feasible products.

WE FACE INTENSE COMPETITION WHICH COULD HARM OUR BUSINESS AND OPERATING RESULTS.

     Our industry is very competitive. It is characterized by extensive research and development efforts and rapid technological progress. Discoveries and commercial developments by our competitors may render some or all of our product candidates obsolete. Many of our potential competitors have far greater resources and experience than we do. These competitors may succeed in discovering and developing pharmaceutical products more rapidly than we do or pharmaceutical products that are safer, more effective or less costly than any that we may develop. Competing products may obtain regulatory approval sooner and may be marketed more successfully than our product candidates.

     There are many entities, both public and private, including well-known, large pharmaceutical companies, chemical companies, biotechnology companies, government agencies and research institutions, engaged in developing pharmaceuticals for applications similar to those targeted by us. We also compete with these organizations in recruiting and retaining qualified scientific and management personnel.

     In the fields of cancer therapy and the prevention of precancerous and cancerous lesions, other products and procedures are in use or in development that may compete directly with the products that we are seeking to develop and market for cancer treatment or cancer prevention. Surgery, radiation, chemotherapeutic agents and compounds that interfere with hormone activities have been in use for years in the treatment of cancer. Nolvadex(R) (tamoxifen) has been granted approval for reducing the incidence of breast cancer in women at high risk for breast cancer. Celebrex(R) (celecoxib) has been granted approval for use in the reduction in the number of adenomatous (or precancerous) colorectal polyps in FAP patients as an addition to usual care (e.g., endoscopic surveillance, surgery, etc.) A number of other pharmaceutical and nutritional agents are being examined for their potential usefulness in the treatment of precancerous lesions and cancer. The manufacturers of many of these products have far greater resources and experience than we do.

OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF THIRD PARTIES UPON WHOM WE PLACE SUBSTANTIAL RELIANCE FAIL TO PERFORM THEIR OBLIGATIONS PROPERLY.

     We depend on third-party contractors to perform activities on our behalf, such as the following:

     - basic laboratory research studies;

     - animal toxicology studies;

     - animal efficacy studies;

     - human clinical trials;

     - bulk drug manufacture;

     - drug assay and characterization;

     - product formulation and finishing;

     - strategic consulting;

     - commercialization planning; and

     - planned product distribution.

     Subject to limited exceptions in foreign markets, we do not have any relationships with other pharmaceutical companies for the commercialization of products. We cannot assure that we will be able to negotiate cooperative arrangements relating to commercialization or any other aspect of our development and marketing of products in the future should we choose to do so. To the extent that we do not make arrangements with third parties, we must rely on our own limited resources. Any arrangements that we enter into may not be maintained, may not be performed properly by the third parties or may not prove to be successful. The failure of any third party to comply with applicable government regulations could substantially harm our development and marketing efforts and delay or prevent regulatory approval of our product candidates. If these third parties fail to perform their obligations properly, we may be compelled to delay our development efforts, and our business could be harmed.

WE MUST OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCT CANDIDATES IN THE U.S. AND FOREIGN JURISDICTIONS.

     We must obtain regulatory approval before marketing or selling our product candidates. In the United States, we must obtain approval from the FDA for each product candidate that we intend to commercialize. The drug development process is typically lengthy and expensive, and FDA approval is highly uncertain. Clinical studies which show favorable results may not be adequate for regulatory approval. We or our third-party manufacturers must pass a preapproval inspection of manufacturing facilities by the FDA before the product can obtain marketing approval. Products distributed outside the United States are also subject to foreign government regulation.

     On September 25, 2000, the FDA issued a "not approvable" letter with respect to the NDA that we submitted in August 1999 for Aptosyn(TM) for the FAP indication. We have notified the FDA that we intend to amend the NDA and meet with the FDA to discuss the deficiencies noted in the letter and the need for additional data, including the possible requirement for additional clinical data. Regardless of any additional activities we undertake, the NDA for FAP may never be approved. The FDA may require additional clinical tests or other data as a condition of approval, and these requirements may make it impractical for us to continue to seek approval for this NDA.

     None of our other product candidates has received regulatory approval to be commercially marketed and sold. If we fail to obtain regulatory approval we will be unable to market and sell any of our product candidates. Because of the risks and uncertainties in biopharmaceutical development, our product candidates could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If regulatory approval is delayed, our business would be harmed.

     The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the product candidates involved. This approval process is extremely expensive and uncertain. We cannot guarantee that any of our product candidates will be approved for marketing by the FDA. Even if regulatory approval of a product candidate is granted, we cannot be certain that we will be able to obtain the labeling claims necessary or desirable for the promotion of that product candidate.

EVEN IF OUR PRODUCT CANDIDATES RECEIVE REGULATORY APPROVAL, WE MAY STILL FACE DEVELOPMENT AND REGULATORY DIFFICULTIES RELATING TO THE DRUG PRODUCTS IN THE FUTURE.

     If we receive regulatory approval of any of our product candidates, the FDA or a comparable foreign regulatory agency may grant such approval only for a limited indication. In addition, a marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections by regulatory agencies. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

     - warning letters;

     - fines and other civil penalties;

     - suspended regulatory approvals;

     - refusal to approve pending applications or supplements to approved applications;

     - refusal to permit exports from the United States;

     - product recalls;

     - seizure of products;

     - injunctions;

     - operating restrictions;

     - total or partial suspension of production; and

     - criminal prosecutions.

     Even if we obtain regulatory approval, we may be required to undertake post-approval trials. In addition, side effects identified or better understood after a drug is on the market or the occurrence of manufacturing problems could result in withdrawal of approval, or require reformulation of the drug, additional preclinical testing or clinical trials, changes in labeling of the product, and/or additional marketing applications.

     If we receive FDA approval, we will be subject to ongoing FDA obligations and continued regulatory review. In particular, we or third-party manufacturers that we use will be required to adhere to requirements pertaining to the FDA's current Good Manufacturing Practices requirement, commonly known as GMP. Under current GMP, we are required to manufacture our products and maintain our records in a prescribed manner with respect to manufacturing, testing and quality control activities. We will also be subject to ongoing FDA requirements for submission of safety and other post-market information. Similar regulatory requirements are in place in foreign countries for similar products approved in those countries. Our failure, or our third-party manufacturer's failure, to comply with the FDA and other applicable regulators could cause our business to be significantly harmed.

REIMBURSEMENT FOR ANY OF OUR FUTURE PRODUCTS MAY NOT BE AVAILABLE, WHICH MAY HARM OUR RESULTS OF OPERATIONS.

     Our ability to commercialize our products successfully will depend, in part, on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third-party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of our products, our products may fail to achieve market acceptance and our results of operations will be harmed.

     Our future revenues, profitability and access to capital will also be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. There have been a number of federal, state and foreign proposals to control the cost of drugs through legislation or regulation. We are unsure of the form that any legislation on the subject may have or what actions federal, state, foreign, and private payors may take in response to any enacted legislation. Therefore, we cannot predict the effect of any implemented reform on our business.

IF WE ARE UNABLE TO MANUFACTURE OR CONTRACT WITH THIRD PARTIES TO MANUFACTURE PRODUCT CANDIDATES IN SUFFICIENT QUANTITIES AND AT AN ACCEPTABLE COST, WE MAY BE UNABLE TO COMPLETE CLINICAL TRIALS AND COMMERCIALIZE THESE PRODUCT CANDIDATES.

     Our completion of any preclinical trials for our product candidates involving large quantities of chemical compounds, or any future clinical trials and commercialization of product candidates, will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We do not have the facilities or experience to manufacture the quantities of product candidates necessary for any such trials or commercial purposes on our own and do not intend to develop or acquire facilities for the manufacture of such quantities of product candidates in the foreseeable future. We have entered into agreements with third-party manufacturers for the manufacture of Aptosyn(TM) and intend to rely on third-party contract manufacturers for our other product candidates. However, except with respect to Aptosyn(TM) and CP 461, we have not tested the manufacturing processes for our product candidates in quantities needed for clinical trials or commercial sales.

     Our manufacturing strategy presents the following risks:

     - we may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them;

     - third parties may fail to successfully manufacture our product candidates or to manufacture them in a cost effective and/or timely manner;

     - delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of product candidates;

     - we may not have intellectual property rights, or may have to share intellectual property rights, to many improvements in the manufacturing processes or new manufacturing processes for our product candidates;

     - our product candidates require a long lead time to manufacture and the manufacturing process is complex; and

     - manufacturers of our product candidates are subject to current GMPs, and similar foreign standards, and we do not have control over compliance with these regulations by third-party manufacturers.

     Any of these factors could delay clinical trials or commercialization of our product candidates, entail higher costs and result in our being unable to effectively sell any products.

IF WE ARE UNABLE TO OBTAIN RAW AND INTERMEDIATE MATERIALS NEEDED TO MANUFACTURE OUR PRODUCTS IN SUFFICIENT AMOUNTS OR ON ACCEPTABLE TERMS, OUR BUSINESS WOULD SUFFER.

     We, or the manufacturers with whom we contract, may not be able to maintain adequate relationships with current or future suppliers of raw or intermediate materials for use in manufacturing our products. If our current manufacturing sources and suppliers are unable or unwilling to make these materials available to us in required quantities or on acceptable terms, we would likely incur significant costs and delays to qualify alternative manufacturing sources and suppliers. If we are unable to identify and contract with alternative contract manufacturers when needed, our business could be harmed.

IF WE ARE UNABLE TO BUILD SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR ENTER INTO AGREEMENTS WITH THIRD PARTIES TO PERFORM THESE FUNCTIONS, WE WILL NOT BE ABLE TO COMMERCIALIZE ANY OF OUR PRODUCT CANDIDATES.

     We currently have limited sales and marketing capabilities. In September 2000, we began marketing and promoting the product Nilandron(R) (nilutamide), a hormonal therapy for advanced prostate cancer, under an agreement with Aventis Pharmaceuticals Inc. However, we do not expect revenues from these activities to be significant. In order to commercialize any of our product candidates, we must either internally develop more extensive sales, marketing and distribution capabilities or make arrangements with third parties to perform these services.

     To market any of our drug products directly, we will have to successfully develop a marketing and sales force with technical expertise and supporting distribution capabilities or our business prospects would be impaired. To promote any of our drug products through third parties, we would have to locate suitable third parties for these functions and enter into agreements with them on acceptable terms. If we enter into co-promotion or other licensing arrangements, any product revenues would likely be lower than if we directly marketed and sold our products, and any revenues we may receive would depend upon the efforts of third parties, which efforts may not be successful. If these third parties do not succeed in carrying out their contractual duties, our business would suffer.

WE DEPEND ON KEY PERSONNEL; IF WE ARE NOT ABLE TO RETAIN THESE EMPLOYEES OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL, OUR BUSINESS WOULD BE HARMED.

     Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. We also rely on consultants and advisors to assist us in formulating our research and development strategy. There is intense competition for qualified personnel in the pharmaceutical field. Therefore, we may not be able to attract and retain the qualified personnel or consultants necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, would harm our research and development programs and our business. The law provides only limited protection against competition by key employees who leave the company. We do not maintain key man life insurance on any of our employees.

IF WE ENGAGE IN ANY ACQUISITION OR BUSINESS COMBINATION, WE WILL INCUR A VARIETY OF RISKS THAT COULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS.

     From time to time we have considered, and we will continue to consider in the future, if and when any appropriate opportunities become available, strategic business initiatives intended to further the development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we do pursue such a strategy, we could, among other things:

     - issue equity securities that would dilute our stockholders' percentage ownership;

     - incur substantial debt, which may place constraints on our operations;

     - spend substantial operational, financial and management resources in integrating new businesses, technologies and products;

     - assume substantial actual or contingent liabilities; or

     - merge with, or otherwise enter into a business combination with, another company, in which our stockholders would receive cash or shares of the other company, or a combination of both, on terms that our stockholders might not deem desirable.

WE MAY BE SUED FOR PRODUCT LIABILITY.

     Because we are involved in the drug discovery and development process, our business exposes us to potential product liability risks as our product candidates are clinically tested and when and if our drug candidates are commercialized. We may not be able to avoid product liability claims. This applies not only to our own products but also to products that we may market for others, including Nilandron(R) (nilutamide), which we market for Aventis Pharmaceuticals Inc. Product liability insurance for the pharmaceutical industry is generally expensive, if it is available at all. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. We currently have clinical trial liability insurance in the amount of $10 million, but there can be no assurance that we will be able to maintain such insurance or that such insurance is adequate. If a plaintiff brings a successful product liability claim against us in excess of our insurance coverage, if any, our business could be harmed.

WE MAY BE SUBJECT TO SUBSTANTIAL LIABILITIES IN CONNECTION WITH THE HANDLING AND DISPOSAL OF HAZARDOUS MATERIALS.

     Our research and development involve the controlled use of hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of contamination or injury, for which we do not have liability insurance coverage, we could be held liable for resulting damages, which could exceed our resources. In addition, if we develop manufacturing capacity, we may incur substantial costs in complying with environmental regulations. Furthermore, we do not have mass tort insurance coverage or environmental insurance coverage, so that liabilities resulting from claims involving our handling or disposal of hazardous materials could severely damage our business.

OUR COMMON STOCK PRICE WILL LIKELY CONTINUE TO BE HIGHLY VOLATILE.

     Our stock price, like the market price of the stock of other development-stage pharmaceutical companies, has been highly volatile. Companies may be sued when their stock price drops. Our stock price dropped substantially after we made an announcement on February 1, 1999 that we anticipated a delay in filing the NDA for Aptosyn(TM) for FAP. Our stock price also dropped substantially on September 25, 2000 after we announced that the FDA had informed us that the FDA was issuing a "not approvable" letter in connection with the pending NDA for FAP. Our stock price has also fluctuated substantially in response to statements which have appeared in the media. Other factors that may have a significant impact on our stock price include:

     - announcements of technical innovations or new commercial products by us or our competitors;

     - regulatory events relating to our product candidates;

     - public concern as to the safety or other implications of pharmaceutical products;

     - patent or proprietary rights developments;

     - results of preclinical studies or clinical trials;

     - conditions affecting the pharmaceutical industry; and/or

     - stock market conditions.

WE DO NOT INTEND TO PAY CASH DIVIDENDS.

     We have never paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND STOCKHOLDER RIGHTS PLAN, AND CERTAIN PROVISIONS OF DELAWARE LAW, COULD DISCOURAGE A THIRD PARTY FROM MAKING A TAKEOVER OFFER THAT COULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Various provisions of our certificate of incorporation and bylaws and Delaware law could delay or prevent a third party from acquiring shares of our common stock or replacing members of our board of directors. Our certificate of incorporation provides for the division of our board of directors into three classes and for the ability of the board of directors to issue preferred stock without stockholder approval. Under this authority, the board of directors adopted, in December 1998, a stockholder rights plan, which could have the effect of delaying or preventing us from consummating a transaction that would result in a change of control, even if a change of control were in the best interests of our stockholders. In addition, Delaware law restricts the ability of stockholders to take action to acquire control of us through specified business combination transactions.

     These provisions may discourage a future acquisition of our company even if our stockholders would receive an attractive value for their shares or if a significant number of our stockholders believed such a proposed transaction to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so.

                              ABOUT CELL PATHWAYS

     Cell Pathways, Inc. was incorporated in Delaware in July 1998 as a subsidiary of, and as of November 3, 1998, successor to, a Delaware corporation of the same name.

     We are a development-stage pharmaceutical company focused on the research, development and commercialization of unique and novel medications to prevent and treat cancer. Our technology is based upon our discovery of a novel mechanism which we believe, based on our research, can be targeted to induce selective apoptosis, or programmed cell death, in precancerous and cancerous cells without affecting normal cells. We have created a new class of selective apoptotic anti-neoplastic drugs, or SAANDS, and have synthesized over 500 new chemical compounds in this new class. From the inception of our business in 1990, operating activities have related primarily to conducting research and development, raising capital and recruiting personnel. Our initial investigational new drug application, or IND, was filed with the FDA in December 1993 for human clinical trials of Aptosyn(TM). We filed an IND for our second product candidate, CP 461, in December 1998. In August 1999, we submitted to the FDA an NDA for Aptosyn(TM) in FAP, an indication for which we had received orphan drug designation from the FDA. On September 25, 2000, the FDA issued a "not approvable" letter noting deficiencies and finding that the information presented as to the safety and efficacy of Aptosyn(TM) for the treatment of FAP was inadequate. We have notified the FDA that we intend to amend the NDA, and meet with the FDA to discuss the deficiencies noted and the need for additional data, including the possible requirements for additional clinical data. We are continuing to conduct clinical trials of Aptosyn(TM) and CP 461 for the prevention and treatment of various precancers and cancers.

                                USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering. We intend to use the net proceeds of this offering, if any, for general corporate purposes, which may include funding research, development and product manufacturing, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

     The principal purposes of this offering are to increase our capitalization and our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds that we will have upon the completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

                              PLAN OF DISTRIBUTION

     We may sell shares of common stock offered pursuant to this registration statement to one or more underwriters for public offering and sale by them and may also sell the shares to investors directly or through agents. We have reserved the right to sell the shares directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

     The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of common stock offered pursuant to this registration statement may be effected from time to time in one or more transactions on the Nasdaq National Market or in negotiated transactions or through a combination of these methods. We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

     Underwriters may sell the shares to or through dealers and they may pay the dealers compensation in the form of discounts, concessions or commissions. Any purchasers may also pay the dealers commissions. Dealers and agents participating in the distribution of the shares may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the shares may be deemed to be underwriting discounts and commissions. Unless we provide otherwise in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase the shares as a principal, and may then resell the shares at varying prices to be determined by the dealer.

     We will identify any underwriter, dealer or agent involved in the offer and sale of the shares of our common stock and set forth any compensation that we paid to underwriters or agents in connection with the offering of the shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, in the applicable prospectus supplement.

     We may enter into agreements with underwriters, dealers and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Exchange Act, and to reimbursement by us for certain expenses.

     To facilitate an offering of the shares of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the shares. This may include over-allotments or short sales of the shares, which involves the sale by persons participating in the offering of more shares than we have sold to them. In such circumstances, such persons would cover the over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of our common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if shares that they sold are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

     We will bear the expenses incident to the registration of the shares, other than selling discounts and commissions. These expenses are estimated to be $40,000.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     The audited financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Company.

Securities and Exchange Commission registration fee.........  $ 6,250
Nasdaq listing fee..........................................   17,500
Legal fees and expenses.....................................   40,000
Printing and engraving expenses.............................    3,000
Accounting fees and expenses................................    6,000
Miscellaneous...............................................       --
                                                              -------
          Total.............................................  $72,750
                                                              =======

     All expenses, except the Securities and Exchange Commission registration fee, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 43 of Article XI of the Company's Bylaws provides, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, for the indemnification of each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation, as a director, executive officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action, suit or proceeding and any appeal therefrom.

ITEM 16.  EXHIBITS.

ITEM                          DESCRIPTION
----                          -----------
 5    Opinion of Morgan, Lewis & Bockius LLP.
23.1  Consent of Arthur Andersen LLP.
23.2  Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5).
24    Powers of Attorney (included on signature pages included in this registration statement).

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                       SIGNATURES AND POWERS OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Horsham, Commonwealth of Pennsylvania, on the 7th day of February, 2001.

                                          CELL PATHWAYS, INC.

                                          By: /s/ ROBERT J. TOWARNICKI
                                            ------------------------------------
                                                    Robert J. Towarnicki
                                               President and Chief Executive
                                                           Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Towarnicki and Martha E. Manning, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                             NOTICE TO SIGNATORIES

     The purpose of this Power of Attorney is to give Robert J. Towarnicki and Martha E. Manning (each, an "Agent" and, together, the "Agents") the power to execute certain documents related to this registration statement on your behalf.

     This Power of Attorney does not impose a duty on the Agents to exercise granted powers, but when powers are exercised, they must use due care to act for your benefit and in accordance with this Power of Attorney.

     Agents may exercise the powers given here beginning on the date you execute this registration statement and continuing for the period during which this registration statement is effective, even after you become incapacitated, unless you expressly limit the duration of these powers or you revoke these powers or a court acting on your behalf terminates the Agents' authority. A court can take away the powers of the Agents if it finds the Agents are not acting properly.

     The powers and duties of an agent under a power of attorney are explained more fully in 20 Pa. C.S. Ch. 56.

     If there is anything about this form that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

     By signing below, you are attesting that you have read or had explained to you the above Notice and that you understand its contents.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities with the above Registrant and on the dates indicated.

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
             /s/ ROBERT J. TOWARNICKI                President, Chief Executive        February 7, 2001
---------------------------------------------------    Officer and Chairman of the
               Robert J. Towarnicki                    Board of Directors (Principal
                                                       Executive Officer)

                /s/ BRIAN J. HAYDEN                  Chief Financial Officer, Vice     February 7, 2001
---------------------------------------------------    President -- Finance
                  Brian J. Hayden                      (Principal Financial and
                                                       Accounting Officer)

               /s/ WILLIAM A. BOEGER                 Director                          February 7, 2001
---------------------------------------------------
                 William A. Boeger

                /s/ JOHN J. GIBBONS                  Director                          February 7, 2001
---------------------------------------------------
                  John J. Gibbons

               /s/ THOMAS M. GIBSON                  Director                          February 7, 2001
---------------------------------------------------
                 Thomas M. Gibson

              /s/ JUDITH A. HEMBERGER                Director                          February 7, 2001
---------------------------------------------------
                Judith A. Hemberger

                 /s/ BRUCE R. ROSS                   Director                          February 7, 2001
---------------------------------------------------
                   Bruce R. Ross

                 /s/ RIFAT PAMUKCU                   Director, Executive Vice          February 7, 2001
---------------------------------------------------    President -- Chief Scientific
                   Rifat Pamukcu                       Officer

                /s/ LOUIS M. WEINER                  Director                          February 7, 2001
---------------------------------------------------
                  Louis M. Weiner